LICENSE AGREEMENT

This License Agreement (“Agreement”) dated as of July 19, 2017 (the “Effective Date”) between Iggy Ignatius Family Trust Dated November 13, 2015 (“Licensor”) and Shantiniketan International Corporation, a Nevada corporation (“Licensee”).

WHEREAS, Licensor is the owner or has rights to use the Shantiniketan Intellectual Property (as defined below); and

WHEREAS, Licensor desires to provide for the non-exclusive use by Licensee of such intellectual property on a worldwide basis.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree, effective as of the Effective Date, as follows:

1.	Definitions. The terms defined below for all purposes hereof shall have the respective meanings specified below and shall include the property, rights and other interests defined therein existing on the date hereof and which come into existence during the term of this Agreement.

a.	The term “Project” shall mean a retirement community development project that uses the trademark Shantiniketan.

b.	The term “Shantiniketan Intellectual Property” shall mean the Shantiniketan trademarks and all other trademarks, trade names, service marks, brand names, copyrights, slogans, trade dress, patents, advertisements, for of sales contracts, condominium documents, building and engineering plans and designs owned by or registered in the name of, licensed to, applied for by, or used in connection with the Shantiniketan branded retirement communities.

2.	License of Shantiniketan Intellecutal Property. Licensor grants to Licensee a non-exclusive license to receive and use Shantiniketan Intellecutal Property on a worldwide basis in connection with a Project during the term of and as provided for in this Agreement.

3.	Ownership of Shantiniketan Intellecutal Property

a.	Shantiniketan Intellecutal Property shall at all times remain the property of Licensor or its licensors. Licensee shall provide such consent and assistance as may be necessary to (1) file and prosecute applications for the Shantiniketan Intellectual Property; (2) renew the registered Shantiniketan Intellectual Property; and (3) otherwise perfect and protect the Shantiniketan Intellectual Property at Licensor’s request.

b.	Licensee shall not have the right to assign, transfer, sublicense or divide any of its rights acquired under this Agreement without the prior written consent of Licensor. A consent by Licensor to an assignment, transfer, sublicense or division of any such rights shall not constitute consent to any other assignment, transfer, sublicense or division of such rights.

4.

Confidential Information. All information, including Shantiniketan Intellecutal Property, received by Licensee under this Agreement shall be at all times kept secret and confidential by Licensee, which shall take all customary and reasonably necessary measures to assure the maintenance of the secret and confidential character of such information. Licensee shall not sell, communicate, cede, grant, dispose or give any such information to any third party that does not agree to keep such information confidential. This provision shall not apply to information that (a) was in the public domain at the time of its communication; (b) entered the public domain through no fault of Licensee subsequent to the time of Licensor’s communication thereof to Licensee; (c) was in Licensee’s possession free of any obligation of confidence at the time of Licensor’s communication thereof; or (d) was communicated to Licensee free of any obligation of confidence subsequent to the time of Licensor’s communication thereof. The obligations of Licensee hereunder shall survive the termination of this Agreement.

5.	Quality. Licensee agrees to use the Shantiniketan Intellectual Property only in relation to real estate development projects that are developed, marketed and sold in strict compliance with the highest standards of quality and all governmental regulations and with any procedures established or approved by Licensor. The Licensee, upon reasonable request, shall (i) permit Licensor to inspect the Projects and all development activities associated with a Project.

6.	Consideration. This license is granted in partial consideration as part of the Licensor’s contribution of capital to Licensee in connection with the formation of Licensee.

7.	Termination

a.	This Agreement shall come into full force and effect on the Effective Date and shall be valid for one year, and automatically extended on a year-to-year basis, unless terminated in writing by either party at least thirty (30) days prior to expiration date.

b.	Licensor or Licensee may terminate this Agreement, with or without cause, upon giving one hundred eighty (180) days prior notice in writing to the other party of its intent to terminate this Agreement. This Agreement shall terminate at the close of business on the 180th day following the mailing of such notice.

c.	Upon termination of this Agreement, Licensee shall continue to treat as confidential all of Shantiniketan Intellecutal Property and shall discontinue use of Shantiniketan Intellecutal Property except for any Projects that Licensee has commenced development activitities prior to the termination date. Licensee shall have a fully paid up perpetual license to use the Shantiniketan Intellectual Property for such Project or Projects, as the case may be.

8.	Compliance with Law. This Agreement shall be construed and the legal relations between the parties hereto shall be determined in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

9.	Force Majeure. Neither Licensor nor Licensee shall have any liability on account of any loss, damage or delay occasioned or caused by strikes, riots, fires, insurrection, war, the elements, embargoes, any acts of God or of the public enemy, compliance with any law, regulation or other governmental order, whether or not valid, or other causes beyond the control of Licensor or Licensee.

10.	Partial Invalidity of Agreement. In the event any provision of this Agreement is held or becomes invalid as a result of any controlling law or governmental decree, the remainder of this Agreement shall be binding upon both parties. Both parties agree to use their best efforts to modify this Agreement in timely manner to eliminate or change such invalid provisions.

11.	Notices

a.	Any notice given to either party relating to this Agreement or the matters covered hereby shall be in writing and shall be sent by registered mail, postage prepared, and in the case of Licensor shall be addressed to:

824 S. Duncan Drive

Tavares, FL 32778

b	. and in the case of Licensee shall be address to:

824 S. Duncan Drive

Tavares, FL 32778

c.	or to such address as shall be specified by an appropriate notice to the other party.

12.	Indemnification.

a.	Licensee shall indemnify and hold harmless Licensor and its Affiliates and their respective officers, directors, employees, representatives, and agents (“Licensor Parties”) against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorney’s fees and expenses) which the Licensor Parties may incur by reason of Licensee’s development, marketing, advertising, promotion or sale of the Projects, or due to Licensee’s breach of the representations, warranties and other terms of this Agreement. If any action or other proceeding shall be brought or threatened against the Licensor Parties in respect of which the Licensor Parties shall seek indemnification under this paragraph, the Licensor Parties shall promptly notify Licensee in writing and thereafter Licensee shall assume and direct the defense thereof, including the employment of counsel and all other decisions regarding the litigation and settlement of the claims. The Licensor Parties shall cooperate with Licensee, at their expense, in the litigation of any such claims.

b.	The indemnifications hereunder shall survive the expiration or termination of this Agreement.

c.	Insurance. Prior to the earlier of the commencement of a Project, Licensor may require Licensee to obtain from a reputable company reasonably acceptable to Licensor, and thereafter maintain, commercial general liability insurance, including product and contractual liability insurance in such amounts as Licensor shall reasonably request. If required by Licensor, such insurance policy shall name Licensor as an additional insured and provide that said policy not be canceled or materially changed in form without at least thirty (30) days advance written notice to Licensor.

13.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between Licensor and Licensee, relating to the subject matter hereof.

14.	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

IN WITNESS, WHEREOF, Licensor and Licensee have each caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Licensor:

Iggy Ignatius Family Trust Dated November 13, 2015

By:	/s/ Iggy Ignatius
Title:	Trustee
Name:	Iggy Ignatius

Licensee:

Shantiniketan International Corporation

By:	/s/ Appaswamy Vino Pajanor
Title:	President and CEO
Name:	Appaswamy Vino Pajanor